Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zion Oil & Gas, Inc.

We consent to the incorporation by reference in this Amendment No. 1 to this Registration Statement on Form S-3 of our report dated March 6, 2014, with respect to the audited financial statements of Zion Oil & Gas, Inc. (a development stage company) as of and for the years December 31, 2013 and 2012, and for the period from April 6, 2000 (inception) to December 31, 2013.

We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ Malone Bailey LLP
www.malone-bailey.com
Houston, Texas
March 13, 2014